 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2013
Prosper Funding LLC	Prosper Marketplace, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

45-4526070	73-1733867
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

Delaware
(State or other jurisdiction of incorporation or organization)

6199
(Primary Standard Industrial Classification Code Number)

101 Second Street, 15th Floor
San Francisco, CA  94105
(415) 593-5400
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code: (415) 593-5400
Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DC: 4848102-2

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2013, Prosper Marketplace, Inc. (“PMI”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain new investors and certain of its existing investors (each, a “Share Purchaser” and, collectively, the “Share Purchasers”), pursuant to which, PMI issued and sold to such Share Purchasers (either directly or through certain of their respective affiliates) 82,887,496 shares of PMI’s Series B Preferred Stock (the “Shares”), representing 20.2% of PMI’s outstanding equity securities,  for an aggregate purchase price of $25 million. The Share Purchasers included: SC Prosper Holdings LLC and Omidyar Network Fund LLC.

Under the terms of the Shares, the Share Purchasers have the right to convert the Shares into common stock at any time. In addition, the Shares automatically convert into common stock (i) immediately prior to the closing of an IPO that values PMI at least at $200 million and that results in aggregate proceeds to PMI of at least $40 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding Preferred Stock (on an as-converted basis) including at least 14% of the voting power of the outstanding Series A-1 Preferred Stock. In lieu of any fractional shares of common stock to which a holder would otherwise be entitled, PMI shall pay such holder cash in an amount equal to the fair market value of such fractional shares, as determined by PMI’s Board of Directors (the “Board”). At present, the Series B Preferred Stock converts into PMI common stock at a 1:1 ratio.

Pat Grady, one of PMI’s directors, is a partner at Sequoia Capital, which controls SC Prosper Holdings LLC, and Christopher Bishko, one of PMI’s directors, is an investment partner at Omidyar Network, which controls Omidyar Network Fund LLC.  Except for the affiliations disclosed in the preceding sentence, prior to entering into the Purchase Agreement, there was no material relationship between PMI and any of the Share Purchasers except to the extent that certain of the Share Purchasers participated in PMI’s previous equity and debt financings.

Item 3.02 Unregistered Sale of Equity Securities

    The information set forth in Item 1.01 is hereby incorporated by reference. The Shares were sold in reliance on Section 4(2) of the Securities Act of 1933, which exempts from registration sales by an issuer not involving any public offering.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On September 23, 2013, OUM & Co. L.L.P. (“OUM”), the independent registered public accounting firm of Prosper Marketplace, Inc., a Delaware corporation (“PMI”) and Prosper Funding LLC, a Delaware limited liability company (“Prosper Funding”), was dismissed by each of PMI and Prosper Funding. Also, on September 23, 2013, each of PMI and Prosper Funding engaged Burr Pilger Mayer, Inc. (“BPM”) as its independent registered public accounting firm. PMI’s and Prosper Funding’s decision to dismiss OUM and to engage BPM was approved by the Audit Committee of the Board of Directors of PMI on September 23, 2013 and the Board of Directors of Prosper Funding on September 23, 2013.

None of the reports of OUM on the consolidated financial statements for PMI and Prosper Funding for each of the two most recent fiscal years ending December 31, 2012 and 2011 or any subsequent interim periods contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During PMI’s and Prosper Funding’s two most recent fiscal years and the subsequent interim periods through the date of dismissal, there were no disagreements with OUM on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of OUM, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for those periods. For the years ended December 31, 2012 and 2011, and through the date of this Form 8-K, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2012 and 2011 and through the date of this Form 8-K, neither PMI, Prosper Funding, nor anyone acting on their behalf, consulted with BPM with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on PMI’s or Prosper Funding’s consolidated financial statements. Prior to PMI’s and Prosper Funding’s engagement of BPM, BPM did not provide either PMI or Prosper Funding with either written report or oral advice that was an important factor considered by either PMI or Prosper Funding in reaching a decision as to the accounting, auditing or financial reporting issue, or any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PMI and Prosper Funding provided OUM with a copy of the foregoing disclosures under Item 4.01 of this Form 8-K and requested that OUM furnish PMI and Prosper Funding with a letter addressed to the Securities and Exchange Commission stating whether OUM agrees with the foregoing disclosure under this Item 4.01, and if not, stating the respects in which it does not agree. PMI and Prosper Funding have received the requested letter from OUM stating that it does agree, and a copy is filed as Exhibit 16.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Document
16.1	Letter of OUM & Co. L.L.P. to the Securities and Exchange Commission, dated September 25, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prosper Marketplace, Inc.

Date: September 27, 2013	By	/s/ Sachin Adarkar
Sachin Adarkar
General Counsel and Secretary